[Letterhead of Thacher Proffitt & Wood]




                                                              September 10, 2004


Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

                  Opinion: Underwriting Agreement
                  Financial Asset Securities Corp.
                  Fremont Home Loan Trust, Series 2005-1
                  --------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Greenwich Capital Financial Products, Inc. (the "Seller"), Financial Asset Securities Corp. (the "Depositor") and Greenwich Capital Markets, Inc. (the "Underwriter" or the "Initial Purchaser") in connection with (i) the Assignment and Recognition Agreement, dated March 24, 2005 (the "Seller Sale Agreement"), among the Seller, the Depositor and Fremont Investment & Loan (the "Originator"), (ii) the Pooling and Servicing Agreement, dated as of March 1, 2005 (the "Pooling and Servicing Agreement"), among the Depositor, Litton Loan Servicing LP (the "Servicer") and Deutsche Bank National Trust Company (the "Trustee"), and the certificates issued pursuant thereto designated as Asset-Backed Certificates, Series 2005-1 (the "Certificates"), (iii) the Underwriting Agreement, dated March 24, 2005 (the "Underwriting Agreement"), between the Depositor and the Underwriter, (iv) the Certificate Purchase Agreement, dated March 24, 2005 (the "Purchase Agreement"), between the Depositor and the Initial Purchaser, (v) the Indemnification Agreement, dated March 24, 2005 (the "Servicer Indemnification Agreement"), between the Depositor and the Servicer, (vi) the Indemnification Agreement, dated March 1, 2005 (the "Originator Indemnification Agreement"), between the Depositor and the Originator, (vii) the Prospectus Supplement, dated March 24, 2005 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated March 24, 2005 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus") and (viii) the Private Placement Memorandum, dated March 29, 2005 (the "Private Placement Memorandum"). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement, the Purchase Agreement, the Servicer Indemnification Agreement and the Originator Indemnification Agreement are collectively referred to herein as the



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"Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         The opinions expressed below with respect to the enforceability of any right or obligation under any agreement are subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law,
(ii) the effect of certain laws, regulations and judicial and other decisions upon the availability and enforceability of certain remedies including the remedies of specific performance and self-help and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to venue or forum, to confer subject matter jurisdiction on a federal court located within the State of New York to adjudicate any controversy in any situation in which such court would not have subject matter jurisdiction, to waive the right to jury trial, to impose a penalty or forfeiture, to release, exculpate or exempt a party from, to require indemnification of a party for, liability for its own action or inaction to the extent that the action or inaction includes negligence, recklessness or willful or unlawful conduct, to sever any provision of any agreement, to restrict access to legal or equitable remedies, to establish evidentiary standards, to appoint any person or entity as the attorney-in-fact of any other person or entity, to require that any agreement may only be amended, modified or waived in writing, to provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy, to provide that the election of a particular remedy does not preclude recourse to one or more remedies, to provide that the failure to exercise or the delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies, to waive rights or remedies which can not be waived as a matter of law, to provide for set-off unless there is mutuality between the parties or to provide that any agreement is to be governed by or construed in accordance with the laws of any jurisdiction other than the State of New York, (iii) bankruptcy, insolvency,


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receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties and (iv) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. We do not express any opinion herein with respect to any law the violation of which would not have any material adverse effect on the ability of any party to perform its obligations under any agreement. However, the non-enforceability of any such provisions will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the considerations referred to in foregoing clause (iv) and the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof. Wherever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on the actual present knowledge of the attorneys in this firm who are directly involved in the representation of parties to the transactions described herein in connection therewith. In that regard we have conducted no special or independent investigation of factual matters in connection with this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal laws of the United States including without limitation the Securities Act of 1933, as amended (the "1933 Act") and Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986, as amended (the "Code") applicable to a real estate mortgage investment conduit ("REMIC") and applicable regulations thereunder and current judicial and administrative authority with respect thereto and the laws of the State of New York. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         Based upon and subject to the foregoing, it is our opinion that:

         1 The statements made in the Prospectus Supplement under the heading "Federal Income Tax Consequences", to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         2. The Certificates, assuming the authorization, execution and delivery of the related Pooling and Servicing Agreement, the execution and authentication of such Certificates in accordance with that Pooling and Servicing Agreement and the delivery thereof and payment therefor as contemplated in the Registration Statement and in the prospectus and prospectus supplement delivered in connection with such Certificates, will be legally and validly issued and outstanding, fully paid and non- assessable and entitled to the benefits of that Pooling and Servicing Agreement.



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         3.       Assuming the accuracy of and compliance with the factual
                  representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC 1, REMIC 2, REMIC 3, REMIC 4, REMIC 5, REMIC 6, REMIC 7, REMIC 8, REMIC 9, REMIC 10 and REMIC 11 will qualify as a REMIC within the meaning of the Code, (ii) the REMIC 1 Regular Interests will represent ownership of the "regular interests' in REMIC 1, and the Class R-1 Interest will constitute the sole class of "residual interests" in REMIC 1, (iii) the REMIC 2 Regular Interests will represent ownership of the "regular interests' in REMIC 2, and the Class R-2 Interest will constitute the sole class of "residual interests" in REMIC 2, (iv) the Class I-A1, Class I-A2, Class II-A1, Class II-A2, Class II-A3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account) Class M-7 Interest, Class M-8 Interest, Class M-9 Interest, Class B-1 Interest, Class B-2 Interest, Class B-3 Interest, Class C Interest, and Class P Interest, will represent ownership of "regular interests" in REMIC 3 and will generally be treated as debt instruments of REMIC 3, and the Class R-3 Interest will constitute the sole class of "residual interests" in REMIC 3, (v) the Class M-7 Certificates will represent ownership of "regular interests" in REMIC 4 (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account) and will generally be treated as debt instruments of REMIC 4, and the Class R-4 Interest will constitute the sole class of "residual interests" in REMIC 4,
                  (vi) the Class M-8 Certificates will represent ownership of "regular interests" in REMIC 5 (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account) and will generally be treated as debt instruments of REMIC 5, and the Class R-5 Interest will constitute the sole class of "residual interests" in REMIC 5, (vii) the Class M-9 Certificates will represent ownership of "regular interests" in REMIC 6 (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account) and will generally be treated as debt instruments of REMIC 6, and the Class R-6 Interest will constitute the sole class of "residual interests" in REMIC 6, (viii) the Class B-1 Certificates will represent ownership of "regular interests" in REMIC 7 (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account) and will generally be treated as debt instruments of REMIC 7, and the Class R-7 Interest will constitute the sole class of "residual interests" in REMIC 7,
                  (ix) the Class B-2 Certificates will represent ownership of "regular interests" in REMIC 8 (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account) and will generally be treated as debt instruments of REMIC 8, and the Class R-8 Interest will constitute the sole class of "residual interests" in REMIC 8, (x) the Class B-3 Certificates will represent ownership of "regular interests" in REMIC 9 (exclusive of any right of the holder of such Certificates to receive payments from the Net WAC Rate Carryover Reserve Account) and will generally be treated as debt instruments of REMIC 9, and the Class R-9 Interest will constitute the sole class of "residual interests" in REMIC 9, (ix) the Class C Certificates will represent ownership of "regular interests" in REMIC 10 and will generally be treated as debt instruments of REMIC 10 and the Class R-10 Interest will constitute the sole class of "residual interests" in REMIC 10, (x) the Class P Certificates will represent ownership of "regular interests" in REMIC 11 and will generally be treated as debt instruments of REMIC 11, and the Class R-11 Interest will constitute



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                  the sole class of "residual interests" in REMIC 11, (xi) the
                  Class R Certificates will evidence ownership of the Class R-1 Interest, Class R-2 Interest and Class R-3 Interest and (xii) the Class R-X Certificates will evidence ownership of the Class R-4 Interest, Class R-5 Interest, Class R-6 Interest, Class R-7 Interest, Class R-8 Interest, Class R-9 Interest, Class R-10 Interest and Class R-11 Interest.

                  We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings "Federal Income Tax Consequences" and "Legal Matters," without admitting that we are "persons" within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.


                                                Very truly yours,

                                                /s/ THACHER PROFFITT & WOOD



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